Exhibit 1.2

PHILIP MORRIS INTERNATIONAL INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

May 29, 2013

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, New York 10017

Attention:	Marco Kuepfer
Vice President Finance and Treasurer

Dear Ladies and Gentlemen:

We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of April 25, 2008 in connection with Philip Morris International Inc.’s registration statement on Form S-3 (No. 333-172490) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities on the following terms:

Debt Securities

Title:

3.125% Notes due 2033 (the “Notes”).

Principal Amount:

€500,000,000.

Interest Rate:

3.125% per annum, from June 3, 2013, payable annually in arrears on June 3, commencing June 3, 2014, to holders of record on the preceding May 19.

Maturity:

June 3, 2033.

Currency of Denomination:

Euros (€).

Currency of Payment

Euros (€).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, or DTC, Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank S.A./N.V., or Euroclear, or their respective designated custodian, as the case may be, in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes – Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Listing:

Application shall be made by the Company to list the Notes on the New York Stock Exchange.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

97.811% of the principal amount of the Notes.

Expected Reoffering Price:

98.211% of the principal amount of the Notes.

Names and Addresses of the Several Underwriters:

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Debt Capital Markets Syndicate Desk

Goldman Sachs International

Peterborough Court

133 Fleet Street

London EC4A 2BB

United Kingdom

Attention: Syndicate Desk

Société Générale

SG House

41 Tower Hill

London EC3N 4SG

United Kingdom

Attention: Syndicate Desk GLFI/SYN/CAP/BND

The Royal Bank of Scotland plc

135 Bishopsgate

London EC2M 3UR

United Kingdom

Attention: New Issues, Syndicate Desk

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

In connection with the issue of the Notes, Goldman Sachs International as stabilizing manager (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the date on which the Company received the proceeds of the issue and 60 calendar days after the date of the allotment of the

Notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that the Company has not authorized the creation and issue of Notes in excess of €500,000,000 in aggregate principal amount.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1.         For purposes of the Underwriting Agreement, the “Applicable Time” is 10:45 a.m. New York City time (3:45 p.m. London time) on the date of this Terms Agreement.

2.         Subsection (c) of Section 3 of the Underwriting Agreement is hereby amended as follows:

“(c)       The Company will deliver against payment of the purchase price, the Offered Securities in the form of two or more permanent global securities in definitive form, one or more of which (the “DTC Global Security”) will be deposited with the Trustee as custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”) and one or more of which (the “International Global Security”) will be deposited with a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Interests in any permanent global securities will be held only in book-entry form through DTC, Euroclear or Clearstream, except in the limited circumstances described in the Pricing Prospectus and the Prospectus. Payment for any Offered Securities in book-entry form shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account previously designated by the Company to the Underwriters against delivery to the Trustee as custodian for DTC, of the DTC Global Notes and delivery to the common depositary of the International Global Notes, collectively representing all of such Offered Securities.”

3.         For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the information contained in the fifth, sixth, eighth and tenth paragraphs under the caption “Underwriting” in the prospectus supplement. In addition, subsection (a) of Section 6 of the Underwriting Agreement is hereby amended by replacing “Pricing Prospectus” with “Pricing Prospectus or the Prospectus.”

4.         The following selling restrictions apply to the offer and sale of the Notes:

(a)         Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as agreed to with the Company in advance of such offer, sale or delivery.

(b)         Each Underwriter hereby severally represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter hereby severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by the Prospectus to the public in that Relevant Member State other than:

(1)         to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)         to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Company for any such offer; or

(3)         in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

(c)         Each Underwriter hereby severally represents and agrees that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(d)         Each Underwriter hereby severally represents and agrees that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (A) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (B) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (C) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

(e)     Each Underwriter hereby severally represents and agrees that it will not offer or sell the Notes or make the Notes the subject of an invitation for subscription or purchase nor may it circulate or distribute the Prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes, whether directly or indirectly, to any person in Singapore other than (1) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”), (2) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

(f)         Each Underwriter hereby severally represents and agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

The Closing will take place at 4:00 A.M., New York City time, on June 3, 2013, at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Notes will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 (unless another location shall be agreed to by the Company and the Underwriters) at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/S/ STEPHANIE LINCOLN
Name: Stephanie Lincoln
Title: Senior Counsel

By:	/S/ ANNEROSE SCHULTE
Name: Annerose Schulte
Title: Chief Counsel

GOLDMAN SACHS INTERNATIONAL

By:	/s/ NATALIE OKORIE
Name: Natalie Okorie
Title: Authorized Signatory

SOCIÉTÉ GÉNÉRALE

By:	/s/ FELIX ORSINI
Name: Felix Orsini
Title: Global Co-Head of DCM Corporate Origination

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ A. BUTCHART
Name: A. Butchart
Title: Authorised Signatory

Accepted:

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ MARCO KUEPFER
Name: Marco Kuepfer
Title: Vice President Finance and Treasurer

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 3.125% Notes due 2033
Deutsche Bank AG, London Branch	€125,000,000
Goldman Sachs International	€125,000,000
Société Générale	€125,000,000
The Royal Bank of Scotland plc	€125,000,000

Total	€500,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated May 29, 2013

3.125% Notes due 2033

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	3.125% Notes due 2033 (the “Notes”)

Aggregate Principal Amount:	€500,000,000

Maturity Date:	June 3, 2033

Coupon:	3.125%

Interest Payment Dates:	Annually on each June 3, commencing June 3, 2014

Price to Public:	98.211% of principal amount

Underwriting Discount:	0.400%

Net Proceeds:	€489,055,000 (before expenses)

Benchmark Security:	DBR 4.750% due July 4, 2034

Benchmark Security Yield:	2.272%

Spread to Benchmark Security:	+97.6 basis points

Re-Offer Yield:	3.248%

Mid-Swap Yield:	2.348%

Spread to Mid-Swap Yield:	+90 basis points

Settlement Date (T+3):	June 3, 2013

ISIN:	XS0940697187

Cusip:	718172 BC2

Listing:	Application will be made to list the Notes on the New York Stock Exchange.

Joint Book-Running Managers:	Deutsche Bank AG, London Branch Goldman Sachs International Société Générale The Royal Bank of Scotland plc

Allocations:	Notes
Deutsche Bank AG, London Branch	€125,000,000
Goldman Sachs International	€125,000,000
Société Générale	€125,000,000
The Royal Bank of Scotland plc	€125,000,000

Total	€500,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at 1 800 503 4611, Goldman Sachs International at +44 20 774 2330, Société Générale at +44 20 7676 7618 or The Royal Bank of Scotland plc at +44 20 7085 4154.